Exhibit 107

Calculation of Filing Fee Table
Form S-8
(Form Type)

ServiceNow, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share, issuable in respect of assumed outstanding awards of unvested stock options under the Armis Security Ltd. 2020 Share Award Plan(2)	Rule 457(h)	2,303,131	$12.15	(3)	$27,983,041.65	(3)	$0.00013810	$3,864.46
Equity	Common stock, par value $0.001 per share, issuable in respect of assumed outstanding awards of unvested restricted stock units under the Armis Security Ltd. 2020 Share Award Plan	Rule 457(c) and Rule 457(h)	408,042	$86.71	(4)	$35,381,321.82	(3)	$0.00013810	$4,886.17
Equity	Common stock, par value $0.001 per share, issuable in respect of assumed outstanding awards of unvested restricted stock units under the Armis Security Ltd. 2025 Retention Restricted Stock Unit Plan	Rule 457(c) and Rule 457(h)	5,464,920	$86.71	(4)	$473,863,213.20	(3)	$0.00013810	$65,440.51
Total Offering Amounts						$537,227,576.67			$74,191.14
Total Fee Offsets									—
Net Fee Due									$74,191.14

(1)
This Registration Statement (the “Registration Statement”) registers the issuance of the common stock of ServiceNow, Inc. (the “Registrant”), par value $0.001 (the “Common Stock”) issuable pursuant to the outstanding awards of unvested stock options and unvested restricted stock units assumed by the Registrant as a result of the consummation on April 20, 2026 of the transaction contemplated by the Share Purchase Agreement, dated as of December 23, 2025, by and among the Registrant, Armis Security Ltd., the Shareholders (as defined therein) and Insight Venture Partners, LLC as the Seller Agent.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued as a result of stock splits, stock dividends or similar transactions.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based upon the weighted average exercise price for shares subject to the outstanding unvested in-the-money options granted pursuant to the respective plan.
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on April 13, 2026.